Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular cons..tu..ng a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated February 15, 2019 rela..ng to the balance sheet of Otis Gallery LLC as of December 31, 2018, and the related statements of opera..ons, changes in members’ equity, and cash flows for the period then ended, and the related notes to the financial statements.

/s/ Jason M. Tyra

Jason M. Tyra, CPA, PLLC

Dallas, TX

September 24, 2019